Exhibit (10) M.

Summary of James T. Langley Leaving Arrangement

At the September 21, 2007 meeting of the Executive Compensation & Development Committee of the Board of Directors of Eastman Kodak Company (the Compensation Committee), the leaving benefits for James T. Langley were approved.

The leaving arrangement included: (1) a leaving date of December 31, 2007; (2) a cash severance allowance of $810,000, an amount equal to Mr. Langley’s annual total target cash compensation; (3) “approved reason” and accelerated vesting of the 5,020 restricted shares of the Company’s stock granted to Mr. Langley on February 27, 2007 as a performance award; (4) “approved reason” with respect to any award Mr. Langley earns under the 2006-2007 performance cycle of the Leadership Stock Program; (5) “approved reason” and accelerated vesting with payout in 2010 with respect to any award Mr. Langley earns under the 2007 performance cycle of the Leadership Stock Program; and (6) for purposes of his supplemental unfunded retirement benefit, Mr. Langley will receive service credit for the period beginning August 18, 2007 and ending on the date of his departure and, therefore, will receive a pro-rated portion of the $100,000 that would be credited to him if he remained employed through August 18, 2008.

At the December 11, 2007 meeting of the Compensation Committee, an extension of three to six months of Mr. Langley’s leaving date (previously December 31, 2007) was approved. All other elements of the leaving benefits were unchanged.